Exhibit 99.1

Investor Contact:  Pamela L. Dull, Sonus Pharmaceuticals, (425) 487-9500, Ext. 255

Media Contact:  Steve DiMattia, EVC Group, (917) 620-0590

Phase 3 Pivotal Trial of TOCOSOL® Paclitaxel Does Not Meet Primary Endpoint

Bothell, Washington—September 24, 2007—Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) today announced that its Phase 3 pivotal trial of TOCOSOL® Paclitaxel in women with metastatic breast cancer did not meet its primary endpoint of non-inferiority on objective response rate (ORR) when compared to the Taxol® control arm.  Trial results showed the ORR for TOCOSOL Paclitaxel was 37% versus 45% for Taxol (p value = 0.085).  The outcome of this trial does not support the submission of a New Drug Application.

With regard to the safety profile, the rates of neutropenia and febrile neutropenia in the TOCOSOL Paclitaxel arm were significantly higher than the Taxol arm, which may be related to the higher dose of TOCOSOL Paclitaxel used in the Phase 3 trial compared to Taxol.  Additionally, the study results did not demonstrate the expected benefit in peripheral neuropathy, which was not statistically different between the two arms.

Based on a risk/benefit analysis of these results, Sonus and Bayer Schering Pharma AG, Germany are closing all clinical trials of TOCOSOL Paclitaxel, including the Phase 3 study.

“We are profoundly surprised and disappointed that TOCOSOL Paclitaxel did not achieve the primary endpoint of this pivotal trial, particularly given the efficacy and safety results from previous clinical studies of our drug,” said Michael A. Martino, President and Chief Executive Officer of Sonus.  “Given these results, we expect Bayer Schering will exercise its right to terminate our agreement.  In the coming weeks, Sonus will further evaluate the data and make decisions about the future of TOCOSOL Paclitaxel and other programs.  Our primary goal remains to maximize shareholder value, and we are actively evaluating all alternative ways to achieve that goal.”

“We would like to take this opportunity to thank the patients and investigators who have participated in the clinical development program for TOCOSOL Paclitaxel,” added Mr. Martino.

Conference Call Information

Sonus will sponsor a conference call at 5:00 A.M. PT/8:00 A.M. ET today to discuss the Phase 3 results.  The call will be web cast live and archived at www.sonuspharma.com/events.html.  A telephone replay will be available on September 24 at 7:00 A.M. PT/10:00 A.M. ET for one week at 800-405-2236 or 303-590-3000 for international calls; Pass code: 11098211.

About Sonus Pharmaceuticals

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of cancer drugs that are designed to provide better efficacy, safety and tolerability, and are more convenient to use.  Sonus moved its second oncology product candidate, TOCOSOL Camptothecin, into a Phase 1 clinical trial in September 2006.  For additional information on Sonus, including past news releases, please visit www.sonuspharma.com.

Sonus Pharmaceuticals Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the Company’s further evaluation of programs related to its therapeutic drugs and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2006 and subsequent Quarterly Reports on Form 10-Q, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require continued pre-clinical evaluation and clinical testing and approval by regulatory authorities; such activities are lengthy and expensive and may never be successful; risks that the Phase 1 clinical trial for TOCOSOL Camptothecin will not be successful; and risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of other clinical studies as well as research and development activities.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Taxol® is a registered trademark of Bristol-Myers Squibb Company.